Exhibit 99.1
June 4, 2010

RE:	PROPERTY DISPOSITIONS AND INVESTOR DISTRIBUTION
Dear NNN 2003 Value Fund Investor:
On May 24, 2010, the Executive Center II & III property was sold for $17.0 million. NNN 2003 Value Fund, LLC owned a 41.1% interest in the property. This sale resulted in net proceeds to us of approximately $1.3 million, which included the full repayment of the note receivable and accrued interest due to us from the property of approximately $0.8 million. Grubb & Ellis Realty Investors, LLC, our manager, waived the disposition fee that it was contractually eligible to receive upon the sale of this property, thereby maximizing proceeds to our investors.
As a result of the net proceeds received from the sale of the Executive Center II & III property, we will pay a distribution to our investors in the amount of $1.0 million, which will be forthcoming in the next few days. Each investor will receive their pro rata share of this distribution. Including this $1.0 million distribution, total distributions paid to our investors since inception will equate to approximately $20.4 million, which represents approximately 41% of our investors’ original equity investment.
Additionally, on May 28, 2010, we entered into a settlement agreement with the lender on the Executive Center I property, whereby we agreed to transfer our interest in the property to the lender in exchange for complete cancellation of the loan and release of all liability and obligations arising out of the loan agreements. The transfer was completed on June 2, 2010, upon the execution of an amendment to the settlement agreement.
After the transfer of the Executive Center I property and the sale of the Executive Center II & III property, we own two consolidated office properties, with one property each located in Missouri and North Carolina, aggregating a gross leaseable area, or GLA, of approximately 349,000 square feet. We also own an 8.5% interest in an unconsolidated office property located in California, with an aggregate GLA of approximately 381,000 square feet.
The following is a summary of mortgage loan maturities on our remaining properties:

Property	Loan Maturity
Consolidated Properties:
Sevens Building	10/31/2010
Four Resource Square	11/30/2010

Unconsolidated Property:
Enterprise Technology Center (1)	5/11/2011
Footnote:

(1)	This loan is in default and we are currently in communication with the lender discussing several possible options in connection with the property.

We continue to manage our properties to maximize cash flow and remain committed to doing all that we can to provide the best possible outcome for our investors. However, without a dramatic improvement in the commercial real estate market, which is not anticipated for the foreseeable future, we do not expect that the dispositions of our remaining properties will result in significant proceeds. As such, we expect that our ability to pay any further distributions to our investors will be limited.
Should you have any questions or require additional information, please feel free to contact me at (714) 667-8252.
Sincerely,

Kent Peters
Chief Executive Officer

This investment update contains certain forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) with respect to our ability to maximize cash flow at our remaining properties, predictions regarding potential property dispositions and our ability to pay future distributions to our investors and our ability to maximize cash flow at our remaining properties. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to our operations; uncertainties relating to the real estate industry and debt markets; uncertainties relating to the disposition of properties; and other risk factors as outlined in the company’s public periodic reports as filed with the U.S. Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.